As filed with the Securities and Exchange Commission on February 15, 1996.

                                                    Registration No. 33-_______

                           SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                         FORM S-8
                                  Registration Statement
                            Under the Securities Act of 1933

                                   F.N.B. CORPORATION
                (Exact name of registrant as specified in its charter)

            Pennsylvania                                          25-1255406
            (State of other jurisdiction                    (I.R.S. Employer
            of incorporation or organization)             Identification No.)

            Hermitage Square
            Hermitage, PA                                              16148
            (Address of Principal                                 (zip code)
            Executive Offices)

                          F.N.B. CORPORATION VOLUNTARY DIVIDEND
                          REINVESTMENT AND STOCK PURCHASE PLAN
                                  (Full Title of Plan)
                                  ---------------------
                                      John D. Waters
                       Vice President and Chief Financial Officer
                                    F.N.B. Corporation
                                     Hermitage Square
                                   Hermitage, PA  16148
                         (Name and address of agent for service)

                                     (412) 981-6000
            (Telephone number, including area code, of agent for service)
                                  ---------------------

                           CALCULATION OF REGISTRATION FEE

                                     Proposed      Proposed
Title of                             maximum       maximum
securities          Amount           offering      aggregate     Amount of
to be               to be            price         offering      registration
registered          registered       per share     price         fee
---------------     ------------     ---------     ---------     ------------
Common stock,          2,000         $21.00 (1)     $42,000         $100.00
par value
$2.00 per share


(1)     Estimated solely for the purposes of calculating the registration fee:
Calculated pursuant to Rule 457(c) based upon the market value per share of F.N.B. Corporation common stock as of February 9, 1996.
(2) There are also being registered hereunder such number of additional shares of Common Stock which may become available for purchase in accordance with the provisions of the Plan in the event of any change in the outstanding shares of F.N.B. Corporation, including a stock dividend or stock split.

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The following documents filed by F.N.B. Corporation ("FNB" or the "Corporation") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

               1. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and its quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 1995, June 30, 1995 and September 30, 1995.

               2. FNB's definitive Proxy Statement filed with the Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), in connection with the Annual Meeting of Shareholders of FNB held on April 26, 1995.

               3. The description of FNB's Common Stock, par value $2.00 per share (the "Common Stock"), contained in FNB's Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating such description.

               4. FNB's report on Form 8-K filed with the Commission on February 9, 1996.

           The consolidated financial statements of the Corporation at December 31, 1994 and 1993, and for each of the years then ended, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference. As to 1993, the report of Ernst & Young LLP is based in part on the reports of S.R. Snodgrass, independent auditors. The consolidated financial statements for the year ended December 31, 1992 have been audited by Hill, Barth and King, Inc, independent auditors, as set forth in their report included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

           All documents subsequently filed by FNB with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

Item 4.    Description of Securities.

           The class of securities to be offered under the Registration Statement is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

           The legality of the securities offered hereby will be passed upon by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania, counsel to FNB.

Item 6.    Indemnification of Directors and Officers.

           The effect of charter, by-law, statutory and other provisions whereby the directors and officers of FNB may be insured or indemnified against liability as officers and directors are set out below:

           Numbered Paragraph 6.b. of the Articles of Incorporation, as amended, of FNB provides as follows:

           Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

           Article IX of the Bylaws of the Corporation provides that the Corporation shall indemnify each director and officer of the Corporation and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of such director's or officer's service to the Corporation or to another organization at the Corporation's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to the Corporation) shall have been furnished to the Corporation to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. The Corporation may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

           Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

           Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court of common pleas or other court deems proper.

           Under Section 1744 of the Pennsylvania Business Corporation Law, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

           (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

           (2) If such quorum is not obtainable or, even if obtainable a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

           (3)     By the shareholders.

           Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

           Under Section 1745 of the Pennsylvania Business Corporation Law, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

           Section 1746 of the Pennsylvania Business Corporation Law further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

           Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.


Item 7.    Exemption From Registration Claimed.

           Not applicable.

Item 8.    Exhibits.

           4.1 F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (incorporated by reference to the Registrant's registration statement on Form S-3, No. 33-72532, filed on December 7, 1993, and Post-Effective Amendment No. 1 thereto filed on February 14, 1996).

           5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities being registered.

           23.1    Consent of Ernst & Young LLP.

           23.2    Consent of Hill, Barth & King.

           23.3 Consent of Cohen & Grigsby, P.C., included in opinion filed as Exhibit 5.1.

           24.1    Power of Attorney (see page II-7)

Item 9.    Undertakings.

(a)        Rule 415 Offering undertaking:

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;


                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference undertaking:

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Filing of Registration Statement on Form S-8 undertaking:

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on February 13, 1996.

                                          F.N.B. CORPORATION


                                          By  /s/Peter Mortensen
                                          -------------------------------------
                                          Peter Mortensen, Chairman, President
                                          and Chief Executive Officer

                                   POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Mortensen, John D. Waters and William J. Rundorff, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/Peter Mortensen            Chairman, President, Chief     February 13, 1996
----------------------------  Executive Officer and Director
Peter Mortensen               (Principal Executive Officer)


/s/Stephen J. Gurgovits       Executive Vice President       February 13, 1996
----------------------------  and Director
Stephen J. Gurgovits


/s/Samuel K. Sollenberger     Vice President and             February 13, 1996
----------------------------  Director
Samuel K. Sollenberger


/s/William J. Rundorff        Executive Vice President       February 13, 1996
----------------------------
William J. Rundorff


/s/John D. Waters             Vice President and CFO         February 13, 1996
----------------------------  (Principal Financial and
John D. Waters                Accounting Officer)

/s/David B. Mogle             Secretary and Treasurer        February 13, 1996
----------------------------
David B. Mogle


/s/W. Richard Blackwood       Director                       February 13, 1996
----------------------------
W. Richard Blackwood


/s/William B. Campbell        Director                       February 13, 1996
----------------------------
William B. Campbell


/s/Charles T. Cricks          Director                       February 13, 1996
----------------------------
Charles T. Cricks


/s/Henry M. Ekker             Director                       February 13, 1996
----------------------------
Henry M. Ekker


/s/Thomas C. Elliott          Director                       February 13, 1996
----------------------------
Thomas C. Elliott


/s/Thomas W. Hodge            Director                       February 13, 1996
----------------------------
Thomas W. Hodge


/s/George E. Lowe             Director                       February 13, 1996
----------------------------
George E. Lowe


/s/Paul P. Lynch              Director                       February 13, 1996
----------------------------
Paul P. Lynch


/s/James B. Miller            Director                       February 13, 1996
----------------------------
James B. Miller


/s/Robert S. Moss             Director                       February 13, 1996
----------------------------
Robert S. Moss


/s/John R. Perkins            Director                       February 13, 1996
----------------------------
John R. Perkins

/s/William A. Quinn           Director                       February 13, 1996
----------------------------
William A. Quinn


/s/George A. Seeds, Jr.       Director                       February 13, 1996
----------------------------
George A. Seeds, Jr.


                              Director                       February __, 1996
----------------------------
William J. Strimbu


/s/Archie O. Wallace          Director                       February 13, 1996
----------------------------
Archie O. Wallace


/s/Joseph M. Walton           Director                       February 13, 1996
----------------------------
Joseph M. Walton

                              Director                       February __, 1996
----------------------------
James T. Weller


/s/Eric J. Werner             Director                       February 13, 1996
----------------------------
Eric J. Werner



/s/Donna C. Winner            Director                       February 13, 1996
----------------------------
Donna C. Winner

                                   EXHIBIT INDEX


4.1 F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (incorporated by reference to the Registrant's registration statement on Form S-3, No. 33-72532, filed on December 7, 1993, and Post-Effective Amendment No. 1 thereto filed on February 15, 1996).

5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities being registered.

23.1        Consent of Ernst & Young LLP.

23.2        Consent of Hill, Barth & King.

23.3        Consent of Cohen & Grigsby, P.C., included in opinion filed as
            Exhibit 5.1.

24.1        Power of Attorney (see page II-7).

                                                                    EXHIBIT 5.1




                                     February 14, 1996



To the Board of Directors
  of F.N.B. Corporation


            We refer to the Form S-8 Registration Statement under the Securities Act of 1933 to be filed by F.N.B. Corporation ("FNB") with the Securities and Exchange Commission on or about February 14, 1996, relating to the issuance and sale of 2,000 shares of common stock, par value $2.00 per share (the "Common Stock"), of FNB. We have acted as counsel to FNB in connection with the preparation and filing of such Registration Statement, and have examined such records, certificates and documents as we deemed relevant and necessary as a basis for the opinion set forth below.

            Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued, when issued in accordance with the terms of the Registration Statement, will be validly issued, fully-paid and non-assessable shares of Common Stock of FNB.

            We hereby consent to the reference to us in the Prospectus of FNB constituting part of FNB's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission registering the Common Stock, and to the inclusion of this letter as an exhibit to the Registration Statement.

            This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991) as supplemented or modified by Part I, together with the Forward and Glossary of the Pennsylvania Third Party Legal Opinion Supplement (the "Pennsylvania Supplement") of the PBA Section of Corporation, Banking and Business Law (1992). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement, and this Opinion Letter should be read in conjunction therewith. Unless otherwise indicated, capitalized terms used in this Opinion that are defined in the Accord or the Pennsylvania Supplement will have the same meanings in this Opinion as the meanings set forth in the Accord or the Pennsylvania Supplement, respectively (and, to the extent of a conflict between the same, priority shall be given to the Accord and the Pennsylvania Supplement in that order).

                                             Yours very truly,


                                             COHEN & GRIGSBY, P.C.


CJR:JWE
129803

                                                                   EXHIBIT 23.1


                      CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm in the Registration Statement on Form S-8 pertaining to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan and incorporation by reference therein of our report dated February 6, 1995, with respect to the consolidated financial statements of F.N.B. Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.




                                             /s/Ernst & Young LLP


                                             ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
February 12, 1996

                                                                   EXHIBIT 23.2


 CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus of F.N.B. Corporation for the registration of 2,000 shares of common stock, par value $2.00 per share, of F.N.B. Corporation and to the incorporation by reference therein of our report dated February 8, 1993, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1992, filed with the Securities and Exchange Commission.




                                             /s/Hill, Barth & King, Inc.


                                             HILL, BARTH & KING, INC


Sharon, Pennsylvania
February 13, 1996